UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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National Technical Systems Inc.

(Name of Registrant as Specified in its Charter)
Dr. Jack Lin
Luis A. Hernandez
Sidney Meltzner
CAS Foundation
Harry S. Derbyshire
Jeff Kaplan

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

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Luis Hernandez
Sidney Meltzner
CAS Foundation
Dr. Jack Lin

September 20, 2011

Dear Fellow National Technical System, Inc. Shareholders:

With only one week remaining until the 2011 Annual Meeting of Shareholders, we would like to reiterate what this election is all about:  Whether you will be locked into an undervalued, illiquid investment for an indefinite period of time, or whether you will begin the process of unlocking the significant value imbedded in this Company through a properly conducted sale.

This is not about the motives of Dr. Jack Lin (which are totally consistent with your interests), wild and false allegations conjured up by management, or even management’s performance.  The reality is we are stuck in this illiquid, undervalued investment, and the board of directors has offered you nothing to address this reality.

Longtime shareholders, better than anyone, know this.

In recommending that shareholders vote FOR the proposal (No. 3 on the Yellow Proxy) to hire an investment banker, ISS, a leading shareholder advisory firm, said:

“Although hiring an investment bank will involve a certain expense, approval of this proposal would clearly demonstrate that most shareholders believe the expense – for a well-qualified financial advisor – is worthwhile, and likely to bring the strongest possible outcome for shareholders – who, at the end of the day, will then decide whether the strongest possible sales terms are sufficiently compelling”1 (Emphasis added).

We support this proposal and agree with ISS.  The Company opposes it.  Since this proposal only requests the Board to hire an investment banker to explore strategic alternatives, including a sale, the Board can refuse and continue to maintain its publicly stated position that now is not the right time to begin this process.  THE ONLY WAY TO MAKE SURE THIS PROPOSAL IS PROPERLY REPRESENTED IN THE BOARD ROOM IS TO ELECT OUR SLATE OF DIRECTORS AND VOTE “FOR” THE OTHER PROPOSALS TO AMEND THE BYLAWS.

1 Recommendation of ISS Proxy Advisory Services, September 16, 2011, at p.11.

If you have not voted and want to start the process of unlocking the significant value imbedded in this Company, we urge you to vote your “Yellow” proxy, or if you hold names in street name, enter your voting instructions at 1-800-454-8683, or www.proxyvote.com prior to September  27, 2011.

Luis Hernandez	Sidney Meltzner	CAS Foundation	Dr. Jack Lin

We have filed a definitive proxy statement and related materials with the SEC in connection with our solicitation of your proxies to elect our nominees to NTS’s Board of Directors and to approve amendments to the Company’s bylaws and other proposals described in our proxy materials at the 2011 Annual Meeting of Stockholders.  You should read our definitive proxy statement and other publicly-filed proxy materials as they become available, because they contain important information.  Information regarding the direct and indirect interests of each participant in the solicitation of proxies is included in our proxy materials filed with the SEC.  Proxy materials may be accessed without charge at the SEC’s website at www.SEC.gov.